                                                                    EXHIBIT 3.1

                          ARTICLES OF INCORPORATION OF
                       CLEAR CHANNEL COMMUNICATIONS, INC.


                                  ARTICLE ONE

                                      Name

        The name of the Corporation is Clear Channel Communications, Inc.

                                  ARTICLE TWO

        The period of the duration of the Corporation is perpetual.

                                 ARTICLE THREE

                                    Purposes

        The purposes for which the Corporation is organized are:

        (a) To own and operate radio and television stations and other forms of public communications, and to fabricate, process, design, develop, market, distribute, import, export, buy, sell, lease, or otherwise dispose of and generally deal in equipment, appliances, devices, materials, goods and personal services of every class and description; and

        (b) To conduct and engage in any lawful business or activity for which corporations may be organized under the Act.

                                  ARTICLE FOUR

                                 Capital Stock

        Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have the authority to issue is 152,000,000 shares, 150,000,000 of which shall be Common Stock ("Common Stock"), par value $.10 each, and 2,000,000 of which shall be Preferred Stock ("Preferred Stock"), par value of $1.00 each.

        Section 2. Series Preferred Stock. Shares of Preferred issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series shall have such voting powers, if any, and such preferences and relative, participating, optional or other special rights, with such qualifications, limitations, or restrictions of such preferences and/or rights, as shall be stated in the resolution or resolutions providing for the issue of each such series of Preferred Stock, as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof, in accordance with the laws of the State of Texas. Each share of any series of Preferred stock shall be identical with all other shares of such series.

        Section 3. Denial of Preemptive Rights. The preemptive right of any shareholder of the Corporation to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation, is hereby denied.

        Section 4. Cumulative Voting Denied. Cumulative voting by the shareholders of the Corporation at any election for directors of the Corporation is hereby prohibited. Every shareholder entitled to vote at each such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as may persons as there are directors to be elected and for whose election he has a right to vote.

                                  ARTICLE FIVE

                  Initial Consideration for Issuance of Shares

        The Corporation will not commence business until it has received for the issuance of shares consideration of One Thousand and no/100 Dollars ($1,000.00), consisting of money, labor done or property received.

                                  ARTICLE SIX

                          Registered Office and Agent

        The address of the registered office of the Corporation is Suite 600, 7710 Jones Maltsberger, San Antonio, Texas 78216, and the name of the registered agent of the Corporation, at such address, is L. Lowry Mays.

                                 ARTICLE SEVEN

                           Data Respecting Directors

        Section 1. Board of Directors. The number of directors shall from time to time be fixed by the by-laws of the Corporation. The directors constituting the Board of Directors need not be residents of the State of Texas or shareholders of the Corporation.

        Section 2. Names and Addresses. The names and addresses of the persons who are serving as directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:



            Name                                      Addresses
        L. Lowry Mays                   Suite 600, 7710 Jones Maltsberger
                                        San Antonio, Texas 78216

        B.J. McCombs                    825 Contour
                                        San Antonio, Texas 78212

        Alan D. Feld                    4235 Bordeaux
                                        Dallas, Texas 76205

        Theodore H. Strauss             5100 Park Lane
                                        Dallas, Texas 75220

        John H. Williams                7810 Glen Albens Circle
                                        Dallas, Texas 75225

        Karl Eller                      Suite 300, 2850 E. Camelback Rd.
                                        Phoenix, Arizona 85016


        Section 3. Increase or Decrease of Directors. The number of directors may be increased or decreased from time to time by amendment to the By-laws; but no decrease shall have the effect of shortening the term of any incumbent director. In the absence of a by-law fixing the number of directors, the number shall be three (3).

                                 ARTICLE EIGHT

        The Corporation shall indemnify any and all persons who may serve or who may have served at any time as directors of officers of the Corporation or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors and officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action suit or proceeding, in which the defense or settlement of any claim, action, suit or proceeding, in which they or any of them, are made parties, or a party, or which any be asserted against them or any of them, by reason of being or having been directors or officers or a director of officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director of officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be guilty of gross negligence or willful misconduct in the performance of duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of shareholders or otherwise.

                                  ARTICLE NINE

        A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Nine shall not eliminate or limit the liability of a director for:

        (1) a beach of a director's duty of loyalty to the Corporation or its shareholders;

        (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

        (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

        (4) an act or omission for which the liability of a director is expressly provided by statue; or

        (5) an act related to an unlawful stock repurchase or payment of dividend.

                                  ARTICLE TEN

        Section 1. Written Consent in lieu of shareholders Meeting. Any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annul or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

        Section 2. Notice to Non-consenting shareholders. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.